June 17, 1999

DISCLOSURE STATEMENT

SCIENTIFIC TECHNOLOGIES, INC.

Suite 1455, 409 Granville Street, Vancouver, British Columbia,
Canada V6C 1T2 Tel. (604) 685-0364


DATE OF DISCLOSURE STATEMENT:       June 15, 1999

TYPE OF SECURITIES OFFERED:         Shares of Common Stock of the Company

NUMBER OF SECURITIES OFFERED:       Up to 1,000,000 Shares of Common Stock
(the "Shares")



                              Offering Price    Underwriter Discount and
Commissions                                     Proceeds to Company
Per Share                       $1.00           NIL
                                $1.00
Total (If all shares sold)      $1,000,000      NIL
                                $1,000,000


The securities offered are offered on a best efforts basis. The Shares are offered by the Company without the benefit of an underwriter.
Sales of Common Stock will commence on the date of this Disclosure Statement and will terminate on February 28, 2000. There is no minimum number of Shares to be sold.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND ARE PROPOSED TO BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE
ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT.   UPON ANY SALE,
SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

INVESTMENT IN THE COMMON STOCK OFFERED BY THE COMPANY INVOLVES A HIGH DEGREE OF RISK. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. PROSPECTIVE INVESTORS SHOULD RETAIN THEIR OWN PROFESSIONAL ADVISORS TO REVIEW AND EVALUATE THE FINANCIAL, ECONOMIC, TAX AND OTHER CONSEQUENCES OF THIS INVESTMENT. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR INVESTMENT IN ITS ENTIRETY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE MERITS OF THIS OFFERING OR GIVEN ITS APPROVAL TO ANY SECURITIES OFFERED OR TO THE TERMS OF THE OFFERING. THE UNITED STATES SECURITIES COMMISSION HAS NOT PASSED UPON THE ACCURACY OR COMPLETENESS OF THIS
DISCLOSURE STATEMENT.   THE UNITED STATES SECURITIES AND EXCHANGE
COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

TABLE OF CONTENTS
                                                                Page

SUMMARY                                                           3

RISK FACTORS                                                      5

PLAN OF DISTRIBUTION                                             10

USE OF PROCEEDS                                                  13

DILUTION                                                         14

DESCRIPTION OF BUSINESS                                          15

DESCRIPTION OF PROPERTY                                          20

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES                    20

REMUNERATION OF DIRECTORS AND OFFICERS                           22

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SECURITY OWNERS                                      23

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS        24

SECURITIES BEING OFFERED                                         25

LITIGATION                                                       27

FINANCIAL STATEMENTS                                             27

EXHIBITS                                                         28



SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Disclosure Statement and the exhibits hereto. Prospective investors are urged to read this Disclosure Statement in its entirety.

The Company

Scientific Technologies, Inc., the "Company", is a Delaware corporation incorporated on May 11, 1998.


The Offering

Securities Being Offered      Up to 1,000,000 shares of Common Stock of
the Company at a price of $1.00 US per share;  See "DESCRIPTION OF
SHARES."

Purchase Price                $1.00 US per Share.  See "TERMS OF THE
OFFERING."

Regulation S:   The Shares are being offered pursuant to
Regulation S of the United States Securities Act of 1933 to persons who are not "U.S. Persons". See "PLAN OF DISTRIBUTION".

Registration Rights: The Company has agreed to register the Shares with the United States Securities and Exchange Commission in order to qualify the resale of the Shares in the United States. The Company will file the required registration statement within a reasonable time of acceptance of the Subscription. See "PLAN OF DISTRIBUTION".

Securities Issued: As of the date of this Document, there are 7,404,481 shares of Common Stock issued and outstanding. Upon the completion of this offering, there will be 8,404,481 shares of Common Stock issued and outstanding if the offered Shares are fully sold. See "PRINCIPAL STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

Use of Proceeds: The proceeds to the Company from the sale of the Shares will be approximately $1,000,000, assuming all Shares are sold. See "USE OF PROCEEDS."

Dilution: Investors in this offering will experience substantial dilution. Dilution represents the difference between the offering price and the net tangible book value per share after the offering. Additional dilution may result from future offerings or from the exercise of future options pursuant to any stock option plan or warrants that may be established by the Company. See "DILUTION".

Risk Factors: The securities offered hereby involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the factors set forth in the following section of this Document entitled "RISK FACTORS," as well as the other information set-forth herein, before subscribing for any of the Shares offered hereby.

RISK FACTORS

An investment in the Shares offered herein is highly speculative and subject to a high degree of risk. Only those persons who can bear the risk of the entire loss of their investment should participate. Any investor should carefully consider the risks described below and the other information in this Disclosure Statement and any other filings the Company may make with the United States Securities and Exchange Commission
(the "SEC") in the future before investing in the Company's common stock. The risks described below are not the only ones affecting the Company. Additional risks that the Company is not aware of or that the Company currently believes are immaterial may become important factors that affect its business. If any of the following risks occur, or if others occur, the Company's business, operating results and financial condition could be seriously harmed. The trading price of its common stock could decline due to any of these risks, and any investor may lose all or part of his or her investment.

Risk Factors: An investment in the Common Stock involves many substantial risk factors, including those associated generally with a new venture and a high technology undertaking which does not have a developed marketing structure into a tested market. Although management itself feels that there is substantial demand for its product at its proposed price, that assumption is yet to be tested in full operation. The Company itself has a limited operating history.


Risk Factors Related to the Company's Business

Status of Venture: The Company, formed in 1998, has had no significant operations or business assets, and is yet in its early, development stage. In January, 1999 it purchased all of the shares of Northstar Technical Inc. ("Northstar") as described below.

No Operating History: The Company has been in actual operation under its current management for a relatively short time. It faces all of the risks inherent in a new business and those risks specifically inherent in the development and operation of a new business. The likelihood of the Company's success must be considered in light of the problems, expense, difficulties and delays frequently encountered in connection with a new business, including,but not limited to, uncertainty as to the ability to develop a market for a new product in a new area. The Company is not expected to generate any significant revenues until it completes a further offering of its securities. The purchase of the securities offered hereby must be regarded as the placing of funds at risk in a new or "start-up" venture with all of the unforeseen costs, expenses, problems and difficulties to which such ventures are subject.

Management Risks Inherent in High-Technology Businesses: New ventures, particularly those involved in high technology, have substantial inherent risks. These risks are in three general areas: technical, mechanical and human. Notwithstanding any pre-production planning, any new products can incur unexpected problems in full scale production, all of which cannot always be foreseen or accurately predicted. Designs can become unworkable, for unpredicted reasons. Quality control and component sourcing failures are to be expected from time to time. Any operation, including the one contemplated here, is substantially dependent upon the capabilities and performance of both management and sales personnel. Mistakes in judgement or performance can be costly and, in instances, disabling. Therefore, management skill, experience, character and reliability are of premium importance.

Production Risks in High-Technology Ventures: The high-technology product line requires the Company to deal with suppliers and subcontractors supplying highly specialized parts, operating highly sophisticated and narrow tolerance equipment and performing highly technical calculations and tasks. Components must be custom designed and manufactured, which is not only complicated and expensive, but can require a number of months to accomplish. Slight mistakes in either the design or manufacturing can result in unsatisfactory parts which may not be correctable. Since this operation uses the talents of various professions, mistakes from very slight oversights or miscommunications can occur, resulting not only in costly delays and lost orders but in disagreements regarding liability and, in any event, extended delays in production.

Conflicts of Interest in Economic and Cost Data: The only production cost studies and market analysis which are relied upon in this Confidential Private Placement Offering Memorandum were prepared and performed by personnel of the Company. Those persons will derive substantial personal benefits from the start-up of the Company, part of which income will result whether or not the Company ever achieves sufficient income to reach economic equilibrium enabling it to make dividend distributions to shareholders.

Nature of Market Appeal: Although Management believes that the product will have sustained market demand over an extended period into the future, it is possible that current indications of commercial demand are limited to current market conditions only. It is possible that demand may be directed to other similar or competing products, because of technical developments or preferences or simply because of overwhelming commercial promotion, within a short period of time, thereby limiting the commercial viability of the product either prior to or shortly after the Company reaches an initial level of economic profitability. Unexpected negative publicity, even if not relating directly to the Company or its own products and even if unwarranted, can devastate a market. Such unusual fortuities can never be predicted.

Risk Factors Relating to Market Protection

Market Competition: The fishing trawl monitoring business is dominated by a number of larger competitors who are well established in the market place, have experienced and talented management, are well financed and have well recognized trade names related to their product lines. Although the Company believes Northstar's product line has certain distinctive characteristics which will allow it to penetrate the existing market and acquire a sufficient market share in its special niche to be profitable, there is no assurance that existing companies will not aggressively compete by introducing new products substantially similar to the Company's and at a price below that at which the Company can compete. Should this occur, the Company may not be able to survive for a sufficient time to reach viability.

Inherently Limited Nature of Patent Protection: The Company knows of several products directly competing with Northstar's NETMIND technology described inthis Disclosure Statement and it is conceivable that new similar products are now being or will be produced and distributed by one or more other entities. As some security from competition within the market place, the Company is relying on the protection which it hopes to realize under the United States and foreign patent laws.
It is even conceivable that certain patent copyright claims superior to the Company's currently unfiled are either pending or planned, either within the U.S. or other foreign countries, which could significantly impact the Company's rights to the use of all, or important aspects, of the NETMIND technology. It is further conceptually possible that similar devices could be designed which, although not identical and therefore not infringing upon the Company's proprietary right, could function adequately to be distributed into the same market. Moreover, it is even possible that an unpatented or uncopyrighted but prior existing device or design may exist which simply has never been made public and therefore not known to Management or the industry in general. Such a device could be introduced into the market without infringing upon the Company's current rights. If any such competing non-infringing devices are produced and distributed, the Company's profit potential could be seriously limited.

Patent Protection is Not Self Enforcing: The Company plans to file copyright claims within the United States and countries where major markets exist. However, even apart from a superior right to the Company's claim to exclusive design and concept rights, if one or more competitors should yet produce and distribute a product apparently within the protection of one or more of those claims, the cost of enforcing the Company's claim could fall on the Company itself.
The costs can be substantial and ultimately could be beyond the financial resources of the Company. Even if it is not, the legal costs required in protecting that claim could seriously debilitate the Company's other operations. This is an inherent problem in relying upon patent claims for market protection. Thus, even though the patent may be valid, investors should be aware that it is not self-enforcing.

Cautions on Copyright Protection: If any of those copyright claims are challenged in a future lawsuit by one or more competitors, it is possible, although not probable, that a court could yet find one or more of those claims invalid, or at least too broad. The courts, and not the granting agencies are generally the final arbiters on such matters. If challenged, the court through its own interpretation of the laws and facts may either determine the patent to be completely invalid or the claim to be considerably narrower than defined in the patent documents issued by the patent offices.

Dependence Upon Key Personnel: At least in the near term, the Company is dependent upon its executive officers and certain key employees and consultants, the loss of any one of whom could have a material adverse effect on the Company. The Company has not obtained key man life insurance on the lives of its key personnel except for a policy of CDN $250,000 on Wilson Russell payable to Northstar Technical Inc. At the present time, the Company has not entered into consulting and employment agreements with each of its key employees. Alternatively, the primary means of maintaining their relationship with the Company's pursuit is their substantial equity interest. The continued success of the Company will also be dependent upon its ability to attract and retain highly qualified personnel in the sales area. There can be no assurance that the Company will be able to recruit and retain such personnel.

Risks Related to the Management Structure of the Company

Limitation on Liability of Management: Management will have no liability to the Company for any mistakes or errors of judgement or for any act or omission believed to be within the scope of authority conferred by the Company's articles unless such acts or omissions were performed or omitted fraudulently or in bad faith, constituted gross negligence or were a violation of a director's or officer's fiduciary obligations to the Company. The Company has agreed to indemnify the officers and directors against all loss or damage even if caused by an officer's or director's simple negligence unless such loss or damage was caused by that officer's or director's fraud, bad faith, gross negligence or breach of fiduciary obligation.

Risks Inherent in Business Investment

No Assurance of Profitability of Operation: Notwithstanding the business plan and projections made by the Company, there can be no assurance that the Company will be able to operate the commercial operation successfully and in fact, may ultimately fail. Even if the commercial operation itself is successful, there is no assurance that any specific level of profitability will be achieved by Management.

Application of Revenues: Although earnings sufficient to allow the possible payment of stock dividends may in the future develop, there is no assurance that earnings sufficient to pay such dividends will ever be achieved. Even if achieved, there is no assurance that such funds will not be applied by Management to other purposes. For instance, Management could apply those funds to payment of other debt which either now exists or may be incurred in the future, capital expansion or improvements, the creation of reserves, the payment of compensation or any other of a variety of business purposes. The decision of what portion of earnings is to be distributed in payment of dividends and what portion is to be retained for any of those other purposes is inherently within the discretion of Management.

Dilutionary Possibilities: A Board of Directors has the inherent right under applicable law, for whatever value the Board deems adequate, to the limit of shares authorized by the Articles, to issue additional shares, and all Common Stock shareholders, regardless of when the stock is issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. A majority of shareholders can vote to amend the Articles of Incorporation to authorize the issuance of additional preferred shares. The Board of Directors likewise has the inherent right, limited only by applicable law, provisions of the Articles of Incorporation and existing resolutions, to expand the number of shares in a series, createnew series and to establish preferences and all other terms and conditions in regard to such newly created series. Those terms and conditions may include preferences on an equal or prior rank to existing series and to all Common Stock. Those shares may be issued on such terms and for such consideration as the Board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued. Any of those actions can not only dilute the Common Shareholders but the relative position of the holders of any series of any preferred class. Current shareholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered.


RISKS RELATING TO THE NATURE OF THE OFFERING

Arbitrary Offering Price: The offering price of the Common Stock was arbitrarily determined by the Management and is not based on any specific recognized criteria of value or other practices. Quite specifically, it should be recognized that it is impossible to determine at what price if anything, those shares would sell. See "Terms of Offering", and "Conflicts of Interest".

Dilution of Proceeds from Common Stock: The Common Stock offered hereunder is being sold at US$1.00 per share. Subscribers under this offering will suffer an immediate dilution of their rights and contribution, as compared to the current shareholders of the Company. See "Terms of Offering" and "Financial Statements". While Management feels that the value of its technology and the business plan discussed herein justifies the subscription price, there is no assurance that this venture will succeed, thereby confirming that projection of disproportionate value.

GENERAL CAUTION: For all of the aforesaid reasons, and others set forth herein, the very nature of the Company, its management structure and the securities being offered here, each involve a notable risk.
Any person considering an investment in the securities offered hereby should be aware of these and other risk factors as set forth in this Disclosure Statement. No person should invest in these securities if that person anticipates a need for immediate return on his investment. These securities should only be purchased by persons who can afford to absorb a total loss of their investment and, at the very least, have no need for immediate return on that investment.

PLAN OF DISTRIBUTION

Securities Offered

The Offering consists of the offering of up to 1,000,000 shares of Common Stock of the Company, par value $0.0001 per share (each a "Share") at a price of $1.00 US per Share (the "Offering").

Sales of Common Stock to the public will commence on the date of this Disclosure Statement and will terminate on February 28, 2000, unless extended by the board of directors of the Company. There is no minimum number of Shares to be sold.

Capital Structure: The Company is authorized to issue a total of 100,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, all of a par value of $0.0001 per share. At the present time, the Company has issued and outstanding a total of 7,404,481 shares of that Common Stock. If this Offering is fully subscribed, a maximum of 1,000,000 further shares will be issued in return for those subscriptions. This will bring the total shares outstanding, at the closing of this Offering to 8,404,481 shares.

Regulation S

The Offering is being made pursuant to Regulation S of the United States Securities Act of 1933 (the "Act"). The Offering is made to persons who are not "U.S. Persons" as defined by Regulation S of the Act. A "U.S. Person" is defined by Regulation S of the Act to be any person who is:

a.      any natural person resident in the United States;
b. any partnership or corporation organized or incorporated under the laws of the United States;
c.      any estate of which any executor or administrator is a U.S. person;
d.      any trust of which any trustee is a U.S. person;
e.      any agency or branch of a foreign entity located in the United States;
f. any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States;
        and
g.      any partnership or corporation if:

(1) organized or incorporated under the laws of any foreign jurisdiction; and

(1) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors [as defined in
        Section 230.501(a) of the Act] who are not natural persons, estates or trusts.

By execution of the Subscription Agreement, each subscriber for shares (a "Subscriber") will represent to the Company that the Subscriber is not a U.S. Person and will agree with the Company as follows as a condition of the Company selling Shares to any Subscriber:

(A) The Subscriber will resell the Shares only in accordance with the provisions of Regulation S of the Act pursuant to registration under the Act, or pursuant to an available exemption from registration pursuant to the Act;

(B) The Subscriber will not engage in hedging transactions with regard to the Shares unless in compliance with the Act;

(C) The Subscriber will acknowledge and agree that all certificates representing the Shares will be endorsed with the following legend in accordance with Regulation S of the Act:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT.
SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO
AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT"

(A) The Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S of the Act, pursuant to registration under the Act, or pursuant to an available exemption from registration.


Registration Rights

The Company will prepare and file a registration statement with the United States Securities and Exchange Commission (the "SEC") pursuant to the Act on a Form SB-1, or other appropriate registration statement, as required to qualify the Shares purchased by each Subscriber for resale in the United States (the "Registration Statement"). The Company will undertake to file the Form SB-1 with the SEC within a reasonable time following the completion of the Offering of the Shares. The Company will use its best efforts to ensure effectiveness of the Registration Statement within a reasonable period of time following filing of the Registration Statement.


Local Securities Laws

The Offering and any subscription for Shares is subject to compliance with the securities laws and other applicable laws of the jurisdiction in which any Subscriber for the Offering is resident. Each Subscriber will deliver to the Company all other documentation, agreements, representations and requisite government forms required by the lawyers for the Company, in addition to the Subscription Agreement, as required to comply with all securities laws and other applicable laws of the jurisdiction of the Subscriber. The Company will not grant any registration or other qualification rights to any Subscriber, other than the agreement of the Company to register the Shares with the SEC, as discussed above.


Best Efforts Basis

The Shares are being offered by the Company on a "best efforts". There is no minimum number of Shares to be sold pursuant to this Offering. The Company may immediately use proceeds obtained from this Offering. All proceeds received by the Company from subscribers for the Shares offered hereby will be available to the Company immediately.

SUBSCRIPTION AGREEMENT

Subscription for the Shares shall be made pursuant to a subscription agreement (the "Subscription Agreement") in the form attached to this Disclosure Statement. The Subscription Agreement contains, among other things, customary representations and warranties by the Company, covenants of the Company reflecting the information set forth herein, representations by the investors and appropriate conditions to closing.


Underwriter

The Shares are being offered by the Company to the public without the benefit of an underwriter.


Discounts and Commissions

The sales of the Shares being offered by the Company will be carried out by the Company. The Company will not discount the price of the Shares or pay a commission to any dealer in connection with the sale of the Shares.

USE OF PROCEEDS

Use of Proceeds: It is estimated that the Company will use the maximum funds of $1,000,000 in the manner set forth below:

Production (Marine Electronics)                           $ 150,000
Production (Contract Manufacturing)                         200,000
Marketing (Marine Electronics)                              200,000
Business Development (Contract Manufacturing)               200,000
Operating Capital                                           250,000
                                                          =========
                                                         $1,000,000

The actual expenditures of the proceeds of the Offering may differ substantially from the estimated use of proceeds. The actual expenditures of the proceeds of the Offering will be according to the expenditures deemed by the Company and its board of directors to be in the best interests of advancing the business of the Company. The actual expenditures will also vary from the estimated use of proceeds if less than all of the Shares are sold.

The Company anticipates that the net proceeds from the Offering will be sufficient to meet its financial requirements for only a short period of time. The Company, therefore, will require substantial additional capital to fund its contemplated business plan in the near future.

The Company anticipates expenses associated with the Offering, including legal, accounting and stock transfer agent expenses, will be approximately $10,000 US. The Company anticipates expenses associated with the registration of the Shares issued pursuant to the Offering, including legal and accounting expenses, will be approximately $30,000 US.


DILUTION

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of an entity from its total assets. "Dilution" is the difference between the offering price of a security such as the Shares, and its net tangible book value per Share immediately after the Offering, giving effect to the receipt of net proceeds in the Offering. As of the date of this Disclosure Statement, the net tangible book value of the Company was $156,848 or approximately $0.021 per share. Giving effect to the sale by the Company of all offered Shares at the Offering price, the pro forma net tangible book value of the Company would be approximately $156,848, or approximately $0.138 per Share, which would represent an immediate increase in net tangible book value of approximately $0.117 per Share to present shareholders and an immediate dilution of approximately $0.362 per Share, or approximately 86.2% to new investors.

The following table illustrates the pro forma per Share dilution assuming the maximum Shares offered are sold.

ASSUMING MAXIMUM SHARES SOLD
Offering Price (before deduction of Offering expenses)  $1.000 per share
Net tangible book value before Offering                 $0.021 per share
Net tangible book value after Offering                  $0.138 per share
Dilution to new investors                               $0.862 per share
Dilution as a percentage                                     86.2%2

DESCRIPTION OF BUSINESS


CORPORATE BACKGROUND

Corporate Organization

History: The Company is a corporation organized under the laws of the State of Delaware on May 11, 1998.

History and Current Status: The Company was originally incorporated for the purpose of high technology development and manufacturing of underwater communications systems and contract manufacturing.

Corporate Facilities: The Company maintains its principal corporate offices at #1455 - 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2.

Introduction: The Company acquired all of the issued and outstanding common shares in Northstar Technical Inc. ("Northstar") in January, 1999. Northstar is a high technology development and manufacturing company with two main business activities. One is underwater communications systems, the other is contract manufacturing. Northstar's objectives are to become a leader in marine electronics and a major regional contract manufacturer. As a result of the acquisition, Northstar became a subsidiary of the Company.

Northstar - Corporate Information: Northstar is a corporation incorporated under the laws of Newfoundland on July 5, 1989 and extra-provincially registered in British Columbia on April 1, 1997. The registered and records offices of Northstar are located at 10 Fort William Place, P.O. Box 5939, St. John's, Newfoundland, A1C 5X4 (Telephone: (709) 722-8735, Facsimile: (709) 722-1763).
Northstar's head office is located at Suite 1455, 409 Granville Street, Vancouver, British Columbia, Canada, V6C 1T2 (Telephone:
(604) 685-0364, Facsimile: (604) 689-8337).

Northstar - General Development and History: Northstar was founded in 1989 by Dr. Wilson Russell as a technology development and manufacturing company. Northstar acquired the initial technology for the NETMIND system from the receiver of National Petroleum and Marine Consultants Limited and Altair Marine Systems Limited for the sum of CDN$1.00, which two companies had spent an aggregate CDN$1,740,000 on the partial development of the technology.

Northstar has since spent over CDN $3,500,000 to complete the development and commercialization of the NETMIND system and establish a production operation. The basic technology was commercialized in August 1996 when the first industrial system was produced. The plant has since manufactured over thirty complete systems.

The customers of the NETMIND system include the National Oceanics and Atmospheric Administration (NOAA) in the United States, the United States Department of the Interior and Fishery Products International
(FPI) in Canada.

In 1995, Northstar signed a Teaming Agreement with Loral Librascope ("Loral") (now Lockheed Martin) of Glendale, California pursuant to which, if Loral were successful in a proposal to the Canadian Navy, Northstar would assemble and test multi-function work stations (submarine control consoles). In 1997, Lockheed Martin entered into a contract with NTI pursuant to which NTI assisted
Lockheed Martin with the production of the first prototype console on their premises. NTI is attempting to secure a sole source contract to manufacture control consoles for the Upholder submarines which Canada recently purchased from the United Kingdom.

Background Technology: Northstar has developed a core technology for underwater communications which has applications in the fishery, offshore oil and gas, defence, marine transportation, oceanographic and environmental industries. The basic engines are underwater sensors which take measurements and transmit the information back to a receiver on board a ship or oil rig.

Each sensor is equipped with one or more acoustic transducers depending on its function. Analog and digital signal processing and power management functions are performed by the sensor electronics.

The telemetered data are received by a hull mounted, hydrodynamically shaped hydrophone. The received signals are amplified at the hydrophone for transmission via cable to the deck unit processor/display, a small cabinet mounted at a convenient location on the bridge. The processor portion of the deck unit decodes the signals and converts them into engineering units for display on a high resolution colour monitor.

The NETMIND System: The first application of Northstar's core technology is the NETMIND system for the world's commercial fishing industry.

NETMIND monitors the performance of a trawl and is both a conservation tool and an efficiency tool. It consists of a group of electronic sensors that transmit measurements from the net through the water to a receiver on the ship. The information is displayed on a computer screen and the captain can tell what activities are occurring in the net. He then knows how to adjust the height and width of the net opening, how much fish are in the opening and when the net is full and ready to be pulled in. Fishermen call NETMIND their 'eyes beneath the sea'.

The Market: NETMIND was introduced to the marketplace in 1996 and sales have been made in North America and Europe. The targeted customers have been strategic in that they are industry leaders and government agencies. Three different agencies of the US Government have purchased systems and have given very positive feedback. International customers are interested in NETMIND for its price and technical advantages.
To date, Northstar has barely penetrated the potential market which is estimated to be about 25,000 vessels worldwide. Upon the successful close of this offering, sales in the first year are estimated to be about 100 NETMIND systems.

Competition: The NETMIND system has two known main competitors, Furuno in Japan and Scanmar in Norway. It is believed that NETMIND has price and technical advantages over each. Technically, NETMIND has longer sensor battery life, longer operating distance, and better maintenance and repair features. See "Risk Factors".

Technology Protection: Since commercializing NETMIND in 1996, Northstar has made many enhancements to the system. These activities have resulted in an optimum design for which a patent application is intended. The technology is difficult to replicate because of its sophistication and, regardless of patent protection, it is expected it would take several years for a new player to catch up to the present system. In the meantime, Northstar is developing new innovative NETMIND products which should ensure a competitive edge.

Future Opportunities: Northstar's second technology application will likely be for the multi-billion dollar offshore oil and gas industry. One potential product is for the remote control of subsea wellheads. This is especially important as the industry goes into deeper and deeper water to find and produce petroleum.

Further business opportunities are envisaged for the defense, marine transportation, oceanographic and environmental industries. The possibilities include towed arrays for seismic exploration, towed arrays for submarines, docking systems for large ocean going ships, positioning systems for oil and gas drilling platforms, acoustic measurements of ocean currents, and diver to diver communications for the recreational diving industry. Northstar would look to strategic alliances with other companies and government agencies to reduce technological risks and open doors to new markets.

Contract Manufacturing: Northstar's second business division focuses on manufacturing systems for the defense, transportation and communications industries in strategic alliance with major international contractors. Several years ago, Northstar signed a Teaming Agreement with LORAL LIBRASCOPE, in Glendale, California for the manufacture of control consoles for submarines. This was followed by the first start-up contract with LOCKHEED MARTIN which was signed in April 1997. Northstar is attempting to secure a contract to manufacture consoles for Canadian Navy submarines. It is expected that other work for Canadian patrol frigates, destroyers and maritime helicopters will follow on from the submarine contracts. Northstar expects to establish good relationships with other major defense and communications contractors in Canada and the United States and significant contract opportunities are expected through them.

Historical Financial Information: Northstar has spent over CDN$1,850,000to complete the development and commercialization of the NETMIND system. Northstar has received CDN$458,309 in Scientific Research and Experimental Development refunds from Revenue Canada. Funding support from the major shareholder and private investors total approximately CDN$1,565,500 in the form of share purchases or loans. The federal government of Canada has provided support totaling approximately CDN$600,000 in the form of research grants and interest-free loans through the National Research Council and the Atlantic Canada Opportunities Agency.

Northstar's wholesale revenues were CDN$272,631 for year ending March 31, 1998 and CDN$252,565 for nine months ending December
31, 1998. The gross profit for the year ending March 31, 1998 was 48% and was 48% for the nine months ending December 31, 1998. Expenses totaled CDN$388,000 for the year ended March 31, 1999 and CDN$356,000 for the nine months ended December 31, 1998. Dividends of CDN$42,282 were paid on Northstar's preference shares in 1998. These shares have been fully redeemed or converted to common shares. Northstar's assets as of December 31, 1998 totaled CDN$1,112,490 and its current liabilities totaled CDN$374,425. Long-term debt of CDN$711,774 consists of government interest-free loans and a loan of CDN$240,000 payable to Pathfinder Enterprises Inc., a company controlled by a shareholder of Scientific, with monthly interest payments only to July 2002, secured by a floating charge debenture. There are shareholder loans of CDN$258,709 with no fixed terms of repayment. Northstar has an accumulated deficit of CDN$854,871 as of December 31, 1998.

Projected Revenues: Northstar anticipates sales of approximately CDN$5 million in the first year upon completion of the Offering. Depending on the financial, production and management resources, there is potential for CDN$20 million in revenues in the second year, with greater potential in the third year.

Management: Northstar's management is comprised of a small team of individuals experienced in the development, manufacture and sale of ocean industry technologies.

Dr. Wilson Russell, Chairman and Chief Executive Officer, has
25 years experience in the field and has established himself as an international consultant in ocean industry, oil and gas, and high technology. Dr. Russell is also a director of the Company. See "Management" for detailed information regarding Dr. Russell.

Dr. David Buttle is Northstar's Technical Director and one of the world's leaders in developing and manufacturing ocean instrumentation for the defense industry. In 1977, Dr. Buttle founded Marine Acoustics which designed and manufactured sonar transducers for OEM use and subsea computers for the control of subsea rock drills. In 1985, Marine Acoustics was reorganized as Marine Acoustics Ltd. Marine Acoustics Ltd. produces numerous sonar systems, including exercise mine acoustic telemetry systems, which are used by the British, United States, Australian, Belgian, Canadian and Egyptian Navies. Dr. Buttle supervised the design of the NETMIND system and advises Northstar on production and value engineering.

Mr. Brian Gamberg, P.Eng., Senior Electronics Engineer, has over 20 years experience developing marine systems, computer and communications systems and in project management. He has been involved in the design, development and implementation of both hardware and software elements of tracking radar systems, geophysical sounding systems, distributed computing systems, Geographical Information Systems and embedded instrumentation systems. Mr. Gamberg is responsible for the development of new NETMIND technologies and other underwater communication products.

Mr. James Hall is an Electronics Technologist and Northstar's
Production Manager. Mr. Hall is responsible for all production activities including inventory control, electronic and mechanical production, testing, quality control and shipping.

Ms. Philomena Kavanagh has extensive experience in office management and has worked for companies such as Coopers Lybrand, A.H. Murray Ltd. and Atlantic Specialties Ltd. Ms. Kavanagh is responsible for all of Northstar's financial and product shipment administration.

Plant, Equipment and Operations: The manufacturing plant is located in St. John's, Newfoundland. The plant is approximately 3,000 square feet in area and is comprised of an electronics shop, a mechanical engineering shop, a molding room, a component inventory area, a finished goods area, research and development offices and administrative offices. The plant possesses equipment typical of an electronics manufacturing operation, i.e., oscilloscopes, soldering stations, computers, flume hood, molding equipment, drill press and specialty testing and assembly tools. The inventory system is computerized, with a rigorous quality program in place which covers incoming components, assembly testing and finished goods testing. Northstar uses the program TANGO for its computer aided design (CAD) activities. Lockheed Martin Federal Systems in Manassas, Virginia has supplied to Northstar proprietary hardware and software for the testing of submarine control consoles.

Northstar uses outsourcing as much as possible to keep overhead and staffing levels low. For example, most of the mechanical assemblies for the NETMIND system are supplied by a local mechanical shop, which assemblies are then incorporated into the molding of the plastic housings which are produced in-house.

Northstar currently has ten full-time employees and three part-time engineering consultants.

EMPLOYEES

As of June 15, 1999, the Company had ten employees and three part-time engineering consultants.

None of the Company's employees is represented by a labour union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly for software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.


DESCRIPTION OF PROPERTY

The primary business activities of the Company are carried on at leased premises located at Suite 1455, 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2. The premises are comprised of 1,000 square feet and is leased for a term of two years expiring on September 30, 1999. Northstar Technical Inc. leases premises at 687 Water Street, St. John's, Newfoundland, Canada A1C 6J9. The premises are comprised of 3,000 square feet and is leased for a term of two years expiring on June 30, 2000. The Company does not lease or own any other property.


DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

The following information sets forth the names of the officers and directors of the Company, their present positions with the Company, and their biographical information.

Each director will serve until the next annual meeting of shareholders, and thereafter if re-elected.

Name of Director           Age
Dr. Wilson Russell         53
Mr. Frank Power            56
Mr. Lee Meyer              54

Name of Officer                    Office
Dr. Wilson Russell         53      President
Mr. Frank Power            56      Vice-President


As a Delaware corporation, the final responsibility for the management of the affairs of the Company rests with the Board of Directors. That Board currently consists of three directors. Those directors are elected at the annual meeting of the shareholders and serve for an annual term or until they resign or are replaced. Those directors meet or otherwise consult with one another on a regular basis to review the affairs of the Company and to adopt or confirm any resolutions which are necessary to grant contractual and other authority to the administrative officers. The directors may, and probably will, designate an executive committee to which they will grant limited authority to make certain ministerial decisions on behalf of the board between meetings of the full board. The affairs of the Company are administered by its executive officers. Those officers are designated by the Board of Directors to whom those officers are responsible. The executive officers are generally elected by the directors on an annual basis and serve throughout that term or until such earlier time as they resign or are replaced. The directors may, and in the case of this Company will designate themselves as senior executive officers of the Company. The Company's day to day actions will occur through the actions of those executive officers acting on behalf of the Company. Throughout this Offering Memorandum the term "Management" shall be interpreted as the current directors and officers of the Company designated in the following section.

The following sets forth information as to the principal occupation and business experience for at least the past five years of each of those directors and officers.

Dr. Wilson Russell: Dr. Russell received a Masters Degrees in Engineering and in Physics from Memorial University of Newfoundland and a Doctorate in Engineering Physics from the University of Aix-Marseille in France. Dr. Russell's numerous positions include: geophysicist with Pan American Petroleum (AMOCO) in Calgary, Alberta (1968); professor and researcher at Memorial University (1968 to 1977); Director of Engineering at NORDCO Ltd. (1977 to 1980); and Associate Director of the Newfoundland Petroleum Directorate. After starting his own consulting and technology development firm in 1983, Dr. Russell has also managed the preparation of the developmentplan for the $6 billion Hibernia development which was submitted to the government for approval of the project; invented, developed and commercialized the Hydroball current profiling system, a unique phased array ocean current profiling system which won the silver medal at the Canada Awards for Business Excellence in 1986; and developed a fiber optic modem for TRW in the United States. Dr. Russell founded NewTech Instruments Ltd. in partnership with a subsidiary of Bell Canada and was the first Chairman of the Board of Directors of Seabright Corporation. Dr. Russell has also acted as a consultant for the Canadian federal government, the provincial governments of Newfoundland and British Columbia, the Canadian Consul in Boston, Massachusetts, Mobil Oil, the Defense Research Establishment Pacific and the French Navy. Dr. Russell founded Northstar in 1989 and serves as Chairman and Chief Executive Officer. He is also a director and President of Cabot Management Ltd. and, until recently, was a director of the University of Victoria's Innovation and Development Corporation.

Mr. Frank Power: Mr. Power, a business management consultant, has managed and administered several public companies for the past
15 years. Since 1984, Mr. Power has provided services including strategic planning, management, administration, design, and construction of major mining projects both nationally and internationally. He has owned and operated several consulting companies which have been providing comprehensive services in the industrial and high-technology fields as well as the mining field. His expertise also includes reactivating public companies, project acquisitions, public and private funding, as well as developing and taking existing private companies public. He is equally skilled to function in the public markets both in Canada and the United States. Mr. Power is President and Owner of Pow Con Management since 1981 and Premier Enterprises Ltd. since 1994. These companies manage, administrate and finance reporting companies. He served as President and Director of several Vancouver reporting companies and publicly listed companies since 1986 to present. Since 1992, Mr. Power has served as President of World Organics Inc., listed on the Vancouver Stock Exchange. From 1996 to 1997, Mr. Power served as President and Director of Accuimage Diagnostics and he is also past President of Security Industries, Inc. These companies are traded on the OTC Bulletin Board.

Mr. Lee Meyer: Mr. Meyer, since completing his Business Administration degree from Arizona State University, has held positions including Managing Director of Omni International; Vice-President and Director of World Organics, Inc., a reporting company; Secretary and Treasurer of Tec Industries Corp., a specialty equipment rental agency; and owner and President of Stretchcoat, a national manufacturer and marketer of specialty products. Mr. Meyer has also represented major principals selling products nationally.

Management Compensation: The Company has agreed to pay Mr. Frank Power, Director and Vice President, a past consulting fee of $27,000 and current monthly fees of $2,000 and to pay Wilson Russell, Director and President, a bonus of $100,000 payable when the Company is able to pay.

REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth certain information as to the Company's three highest paid officers and directors for the period from the
commencement of Scientific's Business to June 15, 1999.   No other
compensation was paid to any such officer or director other than the cash compensation set forth below.

Summary Compensation Table


Name of Individual or                Capacities in which               Aggregate
Identity of Group                    Remuneration was Received         Remuneration

Dr. Wilson Russell                   Director and President            $16,300

Mr. Frank Power                      Director and Vice President       $ 2,000

Mr. Lee Meyer                        Director                              NIL
                                                                       _______
Officers and Directors               Directors and Officers            $18,300
of the Company as a Group


The compensation paid to directors and officers to June 15, 1999 is believed by the Company to be below market compensation rates for the services provided by the directors and officers, having regard to the experience and qualifications of the directors and officers. The Company anticipates compensation being increased to market rates upon the Company achieving sufficient revenues and/or financings to pay such increased compensation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY OWNERS

The following table sets forth, as of September 15, 1999, the beneficial ownership of the Company's Common Stock by each officer and director of the Company, by each person known by the Company to beneficially own more than 10% of the Company's Common Stock outstanding and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

                 Name and address            Number of Shares       Percentage of
Title of class   of beneficial owner         of Common Stock        Common Stock(1)

Common Stock     Frank Power                     990,000                13.30%

Common Stock     Wilson Russell                  164,883                 2.23%

Common Stock     Lee Meyer                       100,000                 1.35%

Common Stock     Ladner Enterprises            1,397,900(2)             18.88%

Common Stock     Monaco Ventures               1,000,000(3)             13.51%

Common Stock     All Officers and Directors     4,352,783               58.79%
                 as a Group (3 persons)

(1) Based on 7,404,481 shares of Common Stock of the Company issued and outstanding on June 15, 1999.
(2) [DISCLOSE BENEFICIAL OWNERSHIP AND CONTROL OF STOCK IN NAME OF LADNER ENTERPRISES]
(3) [DISCLOSE BENEFICIAL OWNERSHIP AND CONTROL OF STOCK IN NAME OF MONACO VENTURES]

The following directors and officers of the Company have been granted options to purchase shares of the Company's common stock as follows:

Optionee         Position    Options    Option Price Per Share
Wilson Russell   Director    250,000    $0.50
Frank Power      Director    100,000    $0.50


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
There are no material contracts entered into by the Company within the two years preceding the date hereof which are still in effect, except as follows:

Completion of previous offering: The Company completed an offering of 363,000 shares on January 26, 1999. The proceeds of the offering were US$363,000. The purchasers of the shares were all non US residents.

Acquisition of Northstar: The Company acquired Northstar in January, 1999 pursuant to an agreement dated July 31, 1998. The Company purchased all of the issued and outstanding shares of Northstar in exchange for 4,901,481 shares of the Company's Common
Stock which were issued from treasury.

Copies of the foregoing contracts and any reports referred to in this Disclosure Statement may be inspected at the head office of the Company at Suite 1455, 405 Granville Street, Vancouver, British Columbia, Canada V6C 1T2, during normal business hours while the Offering contemplated hereunder is in progress to and including the closing date.

Except for the acquisition of Northstar, none of the following persons has any direct or indirect material interest in any transaction to which the Company is a party since the incorporation of the Company in May, 1998 or in any proposed transaction to which the Company is proposed to be a party:

(A)         any director or officer of the Company;

(B)         any proposed nominee for election as a director of the Company;

(C) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company's Common Stock; or

(D) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the Company.

SECURITIES BEING OFFERED

The securities being offered are the shares of the Company's common stock, par value $0.0001 per share. Under the Company's Articles of Incorporation, the total number of shares of all classes of stock that the Company shall have authority to issue is 100,000,000 shares of common stock, par value $0.0001 per share (the " Common Stock")
and 20,000,000 shares of preferred stock, par value $0.001 per share
(the "Preferred Stock").   As of September 15, 1999, a total of
7,404,481 shares of Common Stock are issued and outstanding. No shares of Preferred Stock are issued or outstanding. All issued and outstanding shares of the Common Stock are fully paid and non-assessable.


Common Stock

Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors.
Holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.


Transfer Agent

Signature Stock Transfer of Dallas, Texas is the transfer agent for the Shares.


Share Purchase Warrants

None.
Options

The directors of the Company approved an incentive stock option plan (the "Stock Option Plan"). The directors have approved the following grants of options pursuant to the Stock Option Plan.

(a) an aggregate of 500,000 options to purchase shares of Common Stock at a price of $0.50 per share to the Company's officers and directors.

(a) an aggregate of 275,000 options to purchase shares of Common Stock at a price of $0.50 per share to the Company's employees.

(a)   an aggregate of 15,000 options to purchase shares of Common
      Stock at a price of $0.75 per share to the Company's consultants.

All options are subject to a vesting schedule with one-third vesting on grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.


Convertible Securities

Pathfinder Enterprises Inc. has the option to convert a $240,000 CDN loan to Northstar Technical Inc. to common shares at $0.90 US per share in the first year and $1.25 US per share in the second year commencing March 11, 1999.


LITIGATION

The Company is a defendant in a lawsuit commenced against the Company by the Company's former master distributor. The former distributor has alleged that the Company has interfered with the ability of the former distributor to sell products. The Company has filed a counterclaim for monies owing by the former distributor to the Company. An adverse outcome to the lawsuit could have a material adverse impact on the Company.

FINANCIAL STATEMENTS

The Company's unaudited Financial Statements, as described below, are attached hereto.

A.    Unaudited financial statements for the period ending
      January 31, 1999, including:

      (a)    Consolidated Balance Sheet;

      (b)    Consolidated Statement of Operations and Deficit;

      (c)    Consolidated Statement of Shareholders' Equity;

      (d)    Consolidated Statement of Cash Flows;

      (e)    Notes to Consolidated Financial Statements.

      (f)    Financial Statements

The Company's audited financial statements for the eight month period ended December 31, 1998, together with the auditor's report, are appended to this Offering Memorandum. The financial statements are non-consolidated statements for the Company. INVESTORS ARE URGED TO CAREFULLY REVIEW SUCH FINANCIAL STATEMENTS AND THE FOOTNOTES TO THOSE FINANCIAL STATEMENTS.

Certain Financial Matters: This statement reflects the position of the Company on December 31,1998, which is prior to the completion of the $US 363,000 placement and prior to the purchase of Northstar and prior to the funding under this Offering. Therefore, such statements reflect substantially no assets other than cash but do demonstrate that the Company likewise has few liabilities. Accordingly, the book value of Common Shares outstanding at the date of their statement are at this time, negligible. The statement further reflects no income, other than deposits. Its earnings per share are negative. Management's Discussion of Financial Statements: The Balance Sheet and financial statements are audited and are prepared in accordance with generally accepted accounting principles of the United States.

Specifically, those figures do not, and are not intended to, reflect the current net fair market value of the Company's assets. That value can only be estimated, based upon the potential sales and prospective net income which will be generated from the Company's present and future technology. Because of the various matters which inherently must occur in the future, the outcome cannot be precisely determined and is therefore necessarily a matter of opinion. Management believes that technology, combined with management's ability to successfully commercialize the applications through its developed products, to be substantial. It is that opinion, and not the current financial statement, upon which the price of the Common Stock is being offered under this Offering.